Exhibit 99.1
Biodel Inc. Reports Fourth Quarter and Fiscal Year 2007 Financial Results
DANBURY, Conn., December 11, 2007 — Biodel Inc. (Nasdaq: BIOD) today reported fourth quarter and fiscal year ended September 30, 2007 financial results, updated pipeline progress and disclosed 2008 objectives.
“In 2007, our first year as a public company, we advanced our pipeline and achieved critical corporate objectives,” stated Dr. Solomon Steiner, CEO and Chairman of Biodel. “The significant milestones reached include our successful initial public offering, the issuance of Patent No. 7,279,457 encompassing VIAject™ and VIAtab™, the expansion of the pivotal VIAject™ trials into Europe and Asia, and the presentation of additional positive clinical data from our VIAject™ program. We look forward to completing the Phase III VIAject™ clinical trials and expect to file a New Drug Application for VIAject™ by calendar year end 2008.”
Fourth Quarter and Full Year Financial Results
Biodel reported a net loss for the fourth quarter ended September 30, 2007 of $8.4 million, or $0.42 per share, as compared to a net loss of $3.9 million, or $0.36 per share, for the comparable period in the prior year. The fourth quarter 2007 net loss includes $0.6 million of non-cash stock-based compensation expenses.
Net loss applicable to common stockholders for the year ended September 30, 2007 was $27.0 million, or $1.76 per share, as compared to $8.7 million, or $1.05 per share for the year ended September 30, 2006. The net loss includes non-cash charges of $4.2 million, or $0.21 per share, of stock-based compensation and $4.5 million, or $0.22 per share, from a deemed dividend charge related to the exercise of warrants at a discounted exercise price.
Biodel reported no revenue during the three months and years ended September 30, 2007 and September 30, 2006.
Research and development expenses were $7.1 million for the three months ended September 30, 2007, compared to $2.3 million for the same period in the prior year. For the 2007 fiscal year, research and development expenses were $15.9 million, compared to $6.0 million for 2006. Both the increase in quarterly and annual expenses were primarily due to costs related to Biodel’s two continuing pivotal Phase III clinical trials for VIAject™ and personnel-related expenses. To support the research and development projects and clinical trials, Biodel increased the research and development and clinical staff from eight, in fiscal year 2006, to eighteen. Currently, there are twenty-four research and development and clinical staff.

General and administrative expenses totaled $2.3 million for the three months ended September 30, 2007, compared to $0.6 million for the same period in the prior year. General and administrative expenses totaled $8.4 million for the year ended September 30, 2007, compared to $1.5 million for the comparable period in the prior year. The increase for both the quarter and full year expenses was primarily attributable to $1.0 million and $5.9 million, respectively, in personnel-related expense, including non-cash stock-based compensation expense and performance-based bonus accruals. The non-cash expense for the fiscal year included a $1.7 million charge for options granted to the Board of Directors in May 2007 that vested immediately. The balance of the increase was due to increases in accounting, legal and consulting fees associated with the preparation to become and operate as a public company.
In fiscal year 2007, Biodel increased its general and administrative personnel from eight to twelve. This was associated with the preparation to become and operate as a publicly traded company and further support research and development and clinical projects. Currently, there are seventeen general and administrative personnel.
At the end of fiscal year 2007, Biodel had cash and cash equivalents of $80.0 million and 20.2 million shares outstanding.
Fiscal Year 2007 Corporate & Clinical Highlights
The Company reported progress in advancing the clinical development of its lead product candidates and success in executing its corporate goals:
•	Filed an investigational new drug (“IND”) application, amended an existing IND, and initiated pharmacokinetics and pharmacodynamics trials to develop a suite of six VIAject™ products for commercialization:
VIAject™ A: Single Vial 10ml (liquid; refrigerated or frozen)
•	100 IU/ml

•	25 IU/ml
VIAject™ B: Twin Vials 10ml (lyophilized cake and diluent; no refrigeration required)
•	100 IU/ml

•	25 IU/ml
Pen Cartridge Systems 3ml
•	100 IU/ml (1 IU increments)

•	25 IU/ml (1/4 IU increments)
•	Presented positive clinical data from the VIAject™ program:

•	At the annual meeting of the American Diabetes Association, the Company presented additional interim results from its Phase III clinical trials for VIAject™ that demonstrated statistically significant daily meal-time dose reductions in patients with Type 1 and Type 2 diabetes using VIAject™, significantly fewer mild and moderate hypoglycemic events and reduction in weight gain.

•	At the annual meeting of the European Association for the Study of Diabetes, the Company presented VIAject™ Phase II meal study data that demonstrated statistically significant and clinically relevant improved glycemic control compared to regular human insulin (Humulin® R) and lispro (Humalog®).

•	At the annual Diabetes Technology Meeting, after the close of fiscal year 2007, the Company presented the results of a meal study comparing VIAject™ head-to-head with Humalog® in patients who regularly use Humalog® as their prandial insulin. VIAject™ produced significantly superior glycemic control, reduced the risk of hypoglycemia, and reduced glycemic excursions compared to Humalog®.
•	Expanded the Company’s two ongoing pivotal Phase III clinical trials of VIAject™ into Europe and Asia.

•	The United States Patent and Trademark Office issued Patent No. 7,279,457 encompassing VIAject™ and VIAtab™.
•	Completed the Company’s initial public offering of 5,750,000 shares of its common stock at a price to the public of $15.00 per share. Net proceeds from the offering, after underwriting discounts, commissions and expenses, totaled approximately $78.8 million (net).
Calendar Year 2008 Corporate Goals
The company provided details regarding critical 2008 calendar year objectives:
•	Complete enrollment of the two pivotal Phase III clinical trials of VIAject™ for Type 1 and Type 2 diabetic patients.

•	Complete the pharmacokinetics and pharmacodynamics trials of the suite of six VIAject™ products.

•	Announce data from the two completed pivotal Phase III clinical trials of VIAject™. (The Company will not present any additional interim data prior to the completion of both Phase III trials.)

•	File a New Drug Application for VIAject™.

•	Finalize commercialization strategy for VIAject™.
Conference Call and Webcast Information
Biodel’s senior management will host a conference call on December 11, 2007 beginning at 4:30 p.m., Eastern Standard Time, to discuss these financial results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-877-718-5104 (United States) or 1-719-325-4779 (international). To access the call by live audio webcast, please log on to the Investor section of our website at www.biodel.com. An archived version of the audio webcast will be available at Biodel’s website through January 11, 2007.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes and osteoporosis. Biodel’s product candidates are developed by using VIAdel™ technology, which reformulates existing FDA-approved peptide drugs. The Company’s lead product candidate, VIAject™, is a rapid-acting injectable meal-time insulin in development for use by patients with Type 1 or Type 2 diabetes. VIAject™ is currently being tested in two pivotal Phase III clinical trials. Biodel’s pipeline also includes VIAtab™, a sublingual tablet formulation of insulin in a Phase I clinical trial and two osteoporosis product candidates in pre-clinical studies. For further information regarding Biodel, please visit the Company’s website at http://www.biodel.com.
Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other then statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to secure FDA approval for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology; the progress or success of our research, development and clinical programs, the initiation and completion of our clinical trials, the timing of the interim analyses and the timing or success of our product candidates, particularly VIAject™ and VIAtab™; our ability to secure additional patents for VIAject™ and our other product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The Company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G
Contact:
Investors, should contact Clay A. Kramer, ckramer@burnsmc.com, or Media, Carney Noensie, cnoensie@burnsmc.com, both of Burns McClellan, Inc., +1-212-213-0006, for Biodel Inc.
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Biodel Inc.
(A Development Stage Company)
Balance Sheets
(in thousands, except share and per share amounts)

	September 30,
	2006	2007

ASSETS
Current:
Cash and cash equivalents	$17,539	$80,022
Prepaid and other assets	79	505

Total current assets	17,618	80,527
Property and equipment, net	644	1,717
Intellectual property, net	208	262
Deferred public offering costs	189	—

Total assets	$18,659	$82,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$1,357	$2,187
Accrued expenses:
Clinical trial expenses	—	1,164
Payroll and related	186	822
Accounting and legal fees	—	335
Other	255	680
Income taxes payable	13	95
Due to related party	250	—
Deferred compensation	250	—

Total current liabilities	2,311	5,283
Commitments
Stockholders’ equity:
Preferred stock, $.01 par value; 50,000,000 shares authorized:
Series A convertible preferred stock, 1,050,000 shares authorized, 569,000 and 0 shares issued and outstanding, respectively, with a liquidation preference of $2,845 and an 8% non-cumulative dividend	6	—
Series B convertible preferred stock, 6,500,000 shares authorized, 6,198,179 and 0 shares issued and outstanding, respectively, with a liquidation preference of $24,421	62	—
Common stock, $.01 par value; 100,000,000 shares authorized; 5,360,430 and 20,160,836 issued and outstanding, respectively	54	202
Additional paid-in capital	29,054	116,854
Deficit accumulated during the development stage	(12,828)	(39,833)

Total stockholders’ equity	16,348	77,223

Total liabilities and stockholders’ equity	$18,659	$82,506

Biodel Inc.
(A Development Stage Company)
Statements of Operations
(in thousands, except share and per share amounts)

				December 3,
				2003
				(inception)
				to
				September
				30,
	2005	2006	2007	2007

Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	2,666	5,987	15,939	25,172
General and administrative	724	1,548	8,386	10,851

Total operating expenses	3,390	7,535	24,325	36,023
Other (income) and expense:
Interest and other income	(9)	(182)	(1,902)	(2,093)
Interest expense	—	78	—	78
Loss on settlement of debt	—	627	—	627

Operating loss before tax provision	(3,381)	(8,058)	(22,423)	(34,635)
Tax provision	2	10	125	138

Net loss	(3,383)	(8,068)	(22,548)	(34,773)
Charge for accretion of beneficial conversion rights	—	(603)	—	(603)
Deemed dividend — warrants	—	—	(4,457)	(4,457)

Net loss applicable to common stockholders	$(3,383)	$(8,671)	$(27,005)	$(39,833)

Net loss per share — basic and diluted	$(0.56)	$(1.05)	$(1.76)

Weighted average shares outstanding — basic and diluted	6,080,746	8,252,113	15,354,898

 .